UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2022

SpringWorks Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39044	83-4066827
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Washington Blvd

Stamford, CT 06902

(Address of principal executive offices, including zip code)

(203) 883-9490

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SWTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amended and Restated Clinical Trial Collaboration and License Agreement

On September 6, 2022, SpringWorks Therapeutics, Inc. (the “Company” or “SpringWorks”) and GlaxoSmithKline Intellectual Property Development Limited (“GSK”) entered into an Amended and Restated Clinical Trial Collaboration and License Agreement (the “License Agreement”) for potential Phase 3 development and commercialization of nirogacestat, SpringWorks’ investigational oral gamma secretase inhibitor, in combination with Blenrep (belantamab mafodotin-blmf), GSK’s antibody-drug conjugate targeting B-cell maturation antigen (“BCMA”). The License Agreement amends and restates that certain Clinical Trial Collaboration and Supply Agreement between the Company and GlaxoSmithKline LLC, a Delaware limited liability company, effective June 25, 2019, as amended on October 22, 2021 (the “Original Agreement”). The Original Agreement was entered into to evaluate nirogacestat and belantamab mafodotin-blmf as a combination therapy for the treatment of relapsed refractory multiple myeloma as part of GSK’s adaptive Phase 1b/2 DREAMM-5 clinical trial.

The License Agreement, among other things, allocated to GSK additional development rights with respect to the Combination Regimen (as defined below) and provided for funding by GSK of such development activities as well as later stage development and commercial milestone payments to the Company.

Pursuant to the License Agreement, the Company granted GSK a non-exclusive license to patents and know-how controlled by the Company (1) to research and develop belantamab (or any cytotoxic antibody-drug conjugate derived therefrom controlled by GSK, including but not limited to belantamab mafodotin-blmf) (collectively, the “GSK BCMA Products”) and nirogacestat (“Nirogacestat”), either alone together as a combination therapy, or together with additional pharmaceutical agents (the “Combination Regimen”) and (2) to commercialize GSK BCMA Products as part of the applicable Combination Regimen in the Field worldwide. Field in the previous sentence refers to the prevention, treatment and prophylaxis of multiple myeloma and other BCMA-expressing malignancies and diseases. Nothing in the License Agreement requires the Company to convey any rights to intellectual property relevant to the use of Nirogacestat with any compound or substance other than as part of a Combination Regimen.

Pursuant to the License Agreement, GSK will make an equity investment of $75 million in the Company’s common stock, par value $0.0001 per share, pursuant to a stock purchase agreement between the Company and an affiliate of GSK as described below. The Company will also be eligible to receive up to $550 million upon the occurrence of certain development and commercial milestone events as set forth in the License Agreement. The Company will retain full commercial rights to nirogacestat and will be responsible for global commercialization of nirogacestat.

The foregoing is only a brief description of certain terms of the License Agreement and the transactions contemplated thereby, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the License Agreement that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2022.

Stock Purchase Agreement

Concurrently with the execution of the License Agreement, on September 6, 2022, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with an affiliate of GSK, Glaxo Group Limited (“GGL”), pursuant to which GGL has agreed to purchase from the Company 2,050,819 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, in a private placement transaction for an aggregate purchase price of approximately $75 million or $36.57 per share. The purchase price per Share represented a 25% premium to the 30-day volume weighted average closing price for the Company’s common stock, calculated as of the day immediately prior to the execution date of the Stock Purchase Agreement. The purchase of the Shares is expected to close on or about September 9, 2022, subject to customary closing conditions.

Pursuant to the Stock Purchase Agreement, subject to certain exceptions, GGL may not sell the Shares without the Company’s approval for a certain period following the closing date of the transactions contemplated therein. In addition, the Stock Purchase Agreement contains a standstill provision and customary representations, warranties, and covenants of each of the Company and GGL.

The foregoing is only a brief description of certain terms of the Stock Purchase Agreement and the transactions contemplated thereby, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Stock Purchase Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 relating to the issuance of the Shares is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Stock Purchase Agreement, dated September 6, 2022, by and between SpringWorks Therapeutics, Inc. and Glaxo Group Limited.

104	Cover page interactive data file (embedded within the Inline XBRL document)

*Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2022	SpringWorks Therapeutics, Inc.

	By:	/s/ Francis I. Perier, Jr.
Francis I. Perier, Jr.
Chief Financial Officer